EXHIBIT 12
Ratio of Earnings to Fixed Charges

                                                                        Thirteen
                                                       Year Ended        Months              Year Ended
                                                          Ended          Ended              September 30,
                                                       August 31,    September 30,     ------------------------------
                                                          1993            1994         1995      1996       1997
                                                      ---------------------------------------------------------------
Fixed charges:
   Interest expense, including amortization of
     deferred financing costs                                     0               27       838    21,224      37,665
   Capitalized interest                                           0                0       291     2,316      15,170
   Estimated interest on operating leases                        16               84       288       500       1,127
   Preferred stock accretion                                      0                0         0         0       2,969
                                                      --------------------------------------------------------------

Total fixed charges                                              16              111     1,417    24,040      56,931
                                                      ==============================================================

Earnings:
   Loss before minority interest in income (loss)
     of subsidiaries and income taxes                          (822)          (2,987)  (13,513)  (60,632)   (111,823)
   Fixed charges excluding capitalized interest
     and preferred stock accretion                               16              111     1,126    21,724      38,792
                                                      --------------------------------------------------------------

Total earnings                                                 (806)          (2,876)  (12,387)  (38,908)    (73,031)
                                                      ===============================================================

Ratio of earnings to fixed charges                           (51.52)          (25.85)    (8.74)    (1.62)      (1.28)
                                                      ===============================================================

Insufficiency of earnings to cover fixed charges                822            2,987    13,804    62,948     129,962
                                                      ==============================================================


                                                            Three Months           Six Months
                                                         Ended December 31,      Ended June 30,
                                                          1996      1997          1997      1998
                                                      -----------------------------------------------
Fixed charges:
   Interest expense, including amortization of
     deferred financing costs                            5,434    18,948        15,887    46,525
   Capitalized interest                                  2,549     3,726         7,836    11,066
   Estimated interest on operating leases                  203       371           507       885
   Preferred stock accretion                                 0     3,145         2,969     3,453
                                                      --------------------    --------------------

Total fixed charges                                      8,186    26,190        27,199    61,929
                                                      ====================    ====================

Earnings:
   Loss before minority interest in income (loss)
     of subsidiaries and income taxes                  (22,687)  (38,271)      (43,387)  (26,092)
   Fixed charges excluding capitalized interest
     and preferred stock accretion                       5,637    19,319        16,394    47,410
                                                      --------------------    --------------------

Total earnings                                         (17,050)  (18,952)      (26,993)   21,318
                                                      ====================    ====================

Ratio of earnings to fixed charges                      (2.08)    (0.72)        (0.99)     0.34
                                                      ====================    ====================

Insufficiency of earnings to cover fixed charges        25,236    45,142        54,192    40,611
                                                      ====================    ====================